Exhibit 5

December 9, 2008

A. O. Smith Corporation

11270 West Park Place

Milwaukee, WI 53224

Attention: James F. Stern

Smith Investment Company

11270 West Park Place

Milwaukee, WI 53224

Attention: Bruce M. Smith

Ladies and Gentlemen:

Smith Investment Company, a Nevada corporation (“SICO”), Smith Investment Company LLC, a Delaware limited liability company (“SpinCo”), A. O. Smith Corporation, a Delaware corporation (the “Company”), and SICO Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), are parties to an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented, modified or waived from time to time, the “Merger Agreement”), providing for, among other things, the merger of SICO with and into Merger Sub (the “Merger”), in which all of the outstanding shares of common stock, par value $0.10 per share, of SICO (“SICO Common Stock”) held by the shareholders of SICO are being converted into a right to receive shares of Class A common stock, par value $5.00 per share, of the Company and shares of Common Stock, par value $1.00 per share, of the Company. Each of the parties signatory hereto are stockholders of SICO (each, individually, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms that are used but not otherwise defined in this support agreement (“Support Agreement”) will have the meanings ascribed to them in the Merger Agreement.

As a condition to the willingness of the Company and SICO to enter into and perform their respective obligations under the Merger Agreement, the Company and SICO have required that each Stockholder enter into this Support Agreement. Each Stockholder is further entering into this Support Agreement to express its support for the Merger and the other transactions contemplated by the Merger Agreement.

In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Each Stockholder represents and warrants that the list showing ownership by each of the Stockholders, provided to the Company and SICO (the “List”), sets forth as of the date hereof the number of shares of SICO Common Stock owned beneficially or of record by such Stockholder (the “Covered Shares”). Each Stockholder represents and warrants that, as of the date hereof, such Stockholder owns its Covered Shares free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except for such liens, charges, encumbrances, voting agreements and commitments that would not prevent or delay the performance by such Stockholder of its obligations under this Support Agreement or the transactions contemplated hereby. As of the date of this Support Agreement, except as expressly permitted or provided in this Support Agreement or the Merger Agreement and except as disclosed on the List, each Stockholder has sole voting power and sole dispositive power with respect to all of its Covered Shares. Each Stockholder agrees, while this Support Agreement is in effect, to endeavor to promptly notify the Company and SICO of the number of any new shares of SICO Common Stock with respect to which such Stockholder acquires beneficial or record ownership. Any such shares shall automatically become Covered Shares and subject to the terms of this Support Agreement as though owned by such Stockholder as of the date hereof.

2. Each Stockholder has all necessary legal capacity, power and authority to execute and enter into this Support Agreement, and this Support Agreement is the legally valid and binding agreement of such Stockholder, and, other than Paragraph 7 as to which the Stockholders make no representation, is enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3. Each Stockholder represents and warrants that (A) except for filings as may be required under, and other applicable requirements of, the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Support Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Support Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration of any obligation or to a loss of a material benefit) under any of the terms, conditions or provisions of any contract, agreement or arrangement to which such Stockholder is a party or by which such Stockholder may be bound in a manner that would render such Stockholder unable to perform its covenants and agreements set forth in this Support Agreement, including any voting agreement, stockholders agreement, irrevocable proxy, voting trust or organizational document, or (ii) violate any law, order, injunction, judgment, decree or award of any court, Governmental Authority or arbitrator applicable to such Stockholder.

4. Each Stockholder agrees that, during the term of this Support Agreement, it will not, and will not agree to, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Covered Shares, or any interest therein, or otherwise enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance of other disposition of, or limitation on the voting rights of, any of the Covered Shares (any such action a “Transfer”); provided however, that nothing herein shall prevent such Stockholder from consummating a Transfer (i) to another Stockholder, (ii) as specifically required by a court order, which such Stockholder shall use its reasonable best efforts to avoid, (iii) pursuant to this Support Agreement or the Merger Agreement or the transactions and other agreements contemplated thereby, (iv) as required by such Stockholder’s trust documents, or (v) with the Company’s and SICO’s prior written consent. Any action taken in violation of the foregoing sentence shall be null and void ab initio and each Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Covered Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold the Covered Shares subject to all of the restrictions, liabilities and rights under this Support Agreement, which shall continue in full force and effect until valid termination of this Support Agreement.

5. Each Stockholder agrees that, during the term of this Support Agreement, at any meeting of SICO stockholders, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of the Covered Shares (1) in favor of (a) the Merger and the other transactions contemplated thereby, including the Merger Agreement and (b) any other matter that is on the ballot in furtherance of or for the purpose of facilitating the Merger, including any matter that is required by law or regulatory authority to be approved by the stockholders of SICO to facilitate the Merger or any transaction contemplated by the Merger Agreement; and (2) against (X) any proposal that would reasonably be expected to prevent or materially delay the consummation of the Merger and (Y) any proposal directly resulting from or related to a Company Intervening Event that resulted in the modification or withdrawal of the Company Recommendation.

6. Each Stockholder further agrees that, during the one year period following any termination of the Merger Agreement by the Company pursuant to Section 8.1(e) of the Merger Agreement, at any meeting of SICO stockholders, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of the Covered Shares against any proposal directly resulting from or related to the Company Intervening Event that resulted in the modification or withdrawal of the Company Recommendation.

7. Each Stockholder hereby (i) waives, to the fullest extent of the law, and agrees not to assert any dissenters’ or appraisal rights in connection with the Merger, including pursuant to Section 92A.380 of the Nevada Revised Statutes or otherwise, with respect to any and all Covered Shares; and (ii) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against the Company, Merger Sub, SICO or any of their respective successors relating to the negotiation, execution or delivery of this Support Agreement, the Merger Agreement or the consummation of the Merger, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Support Agreement, the Merger Agreement or any transactions contemplated by the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any officers or directors of the Company, Merger Sub or SICO in connection with this Support Agreement, the Merger or any of the transactions contemplated by the Merger, including the Merger Agreement. For the avoidance of doubt, the parties agree that this Paragraph 7 shall not preclude a Stockholder from being a party to any litigation between or among the Company, Merger Sub, SICO, the Surviving Entity, SpinCo, the Shareholders’ Representative, any Smith Family Member or any other Former Company Shareholder concerning any provision of the Merger Agreement or any Ancillary Agreement or to resolve any dispute regarding any provision of the Merger Agreement or any Ancillary Agreement

8. Each Stockholder agrees that, except for filings under the Exchange Act or otherwise required by applicable Law, such Stockholder shall not issue any press release or make any public announcement relating to the subject matter of the Merger Agreement, whether prior to or following the termination of this Support Agreement, without the prior written consent of the Company and SICO.

9. Whenever possible, each provision or portion of any provision of this Support Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Support Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Support Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10. Each of the parties hereto recognizes and acknowledges that a breach by any Stockholder of any covenants or agreements contained in this Support Agreement will cause the Company and SICO to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the Company and SICO shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

11. Notwithstanding any other provision herein, the obligations of each Stockholder set forth in this Support Agreement shall not be effective or binding until after such time as the Merger Agreement is executed and delivered by the Company, Merger Sub, SpinCo and SICO. This Support Agreement shall terminate immediately upon the earlier of (a) termination of the Merger Agreement in accordance with its terms, (b) the Company Recommendation having been withdrawn or modified in a manner that would permit the Company to terminate the Merger Agreement in accordance with its terms, and (c) the Effective Time. Upon such termination, this Support Agreement shall immediately become void, there shall be no liability hereunder on the part of any Stockholder and all rights and obligations of the parties to this Support Agreement shall cease, in all cases so long as such Stockholder is not in breach of its covenants or agreements under this Support Agreement; provided, however, that Paragraphs 6 through 17 hereof shall survive termination of this Support Agreement (it being understood that Section 10 shall survive solely to the extent necessary to effect the provisions of Sections 6, 7 and 8).

12. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or three calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

If to a Stockholder, to:

The address indicated for each Stockholder on the signature page to this Support Agreement.

with a copy (which shall not constitute notice) to:

Bruce M. Smith

c/o Smith Investment Company

11270 West Park Place

Milwaukee, WI 53224

Facsimile: 414-359-4198

with a copy (which shall not constitute notice) to:

Quarles & Brady LLP

411 East Wisconsin Avenue, Suite 2040

Milwaukee, Wisconsin 53202

Facsimile: 414-271-3552

Attention: Kenneth V. Hallett

If to SICO:

Smith Investment Company

11270 West Park Place

Milwaukee, WI 53224

Facsimile: 414-359-4198

Attention: Bruce M. Smith

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Facsimile: 312-993-9767

Attention: Mark D. Gerstein

with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, Wisconsin 53202

Facsimile: 414-298-8097

Attention: James M. Bedore

If to the Company:

A. O. Smith Corporation

11270 West Park Place

Milwaukee, WI 53224

Facsimile: 414-359-7450

Attention: General Counsel

13. This Support Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflicts of law. The parties hereto (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Court of Chancery of the State of Delaware (the “Court”) and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Paragraph 12 hereof or in such other manner as may be permitted by law will have the same legal force and validity as if served upon such party personally within the State of Delaware; (d) waive any objection to the laying of venue of any such action or proceeding in the Court; and (e) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Court has been brought in an improper or inconvenient forum, or is subject (in whole or in part) to a jury trial.

14. This Support Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute one and the same Support Agreement.

15. This Support Agreement, together with the Merger Agreement and the other agreements contemplated thereby, constitutes the entire agreement among the parties with respect to the subject matter of this Support Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Support Agreement.

16. This Support Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

17. This Support Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Support Agreement.

[signature page follows]

Please confirm that the foregoing correctly states the understanding between each Stockholder and SICO by signing and returning to us a counterpart hereof.

Very truly yours,

THE STOCKHOLDERS:

/s/ Arthur O. Smith
Arthur O. Smith, individually

Address: 740 East Bay Point Road Milwaukee, WI 53217-1350

/s/ Margaret B. Smith
Margaret B. Smith, individually

Address: 740 East Bay Point Road Milwaukee, WI 53217-1350

Arthur O. Smith III Trust dated 12/05/74

Regina Smith Mallon Trust dated 12/05/74

Maria L. Smith Trust dated 12/05/74

Mark D. Smith Trust dated 12/05/74

Dana K. Smith Trust dated 12/05/74

Lucy W. Smith Trust u/a dated 12/29/52

Robert Lewis Smith Family Trust dated 6/28/72

Sierra Anne Steer Smith 2002 Trust dated 1/13/2003

Lloyd David Smith 2003 Trust

June E. Rhea Family Trust dated 1/5/71

June Ellyn Rhea 1987 Trust

Robin Rhea Family Trust dated 7/22/76

June S. Rhea 1971 Revocable Trust f/b/o Lloyd Fay

June S. Rhea 1971 Revocable Trust f/b/o June Rhea

June S. Rhea 1971 Revocable Trust f/b/o Robin Rhea

June S. Rhea 1970 Trust f/b/o Lloyd Fay

June S. Rhea 1970 Trust f/b/o June E. Rhea

Lloyd Johns Fay Trust dated 11/6/74

June Ellyn Rhea Trust dated 11/6/74

Robin Rhea Trust dated 11/6/74

June Rhea 1979 Family Trust f/b/o Lloyd Fay

June Rhea 1979 Family Trust f/b/o June E. Rhea

June Rhea 1979 Family Trust f/b/o Robin Robin

By:	/s/ Bruce M. Smith
Bruce M. Smith, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Taylor Benjamin Alt 2001 Trust

Jonathon Douglas Alt 2001 Trust

L.B. Smith 1994 Trust

Melissa Anne Smith 2003 Trust

Amelia Paige McEneany Smith Minority Trust 6/24/96

Amelia Paige McEneany Smith 1996 Trust 12/10/96

Liam Quinn McEneany Smith 2000 Trust

Alexandra Marie Smith 1987 Trust dated 11/06/87

Alexandra Marie Smith Minority 1989 Trust 12/19/89

Joshua Daniel Smith 1987 Trust dated 9/4/87

Joshua Daniel Smith 1989 Minority Trust dated 12/19/89

Katherine Anne Smith 1988 Trust dated 12/23/88

Katherine Anne Smith 1989 Minority Trust 12/19/89

Anneliese Victoria Smith 1994 Trust

Anneliese Victoria Smith 1994 Minority Trust

Scott Gordon Linzmeyer 1987 Trust dated 3/10/87

Scott Gordon Linzmeyer 1989 Minority Trust 12/19/89

Lloyd E. Fay Irrevocable 2003 Trust

By:	/s/ Arthur O. Smith
Arthur O. Smith, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Agnes G. Hummel Trust

By:	/s/ Arthur O. Smith
Arthur O. Smith, Trustee

Address: 740 E. Bay Point Road Milwaukee, WI 53217-1350

Robert Lewis Smith Trust u/a dated 11/12/52 Roger Scott Smith Trust u/a dated 11/12/52 Nancy Smith Linzmeyer Trust u/a dated 12/17/57

By:	/s/ Bruce M. Smith
Bruce M. Smith, Trustee

/s/ Arthur O. Smith
Arthur O. Smith, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Bruce M. Smith Trust u/a dated 11/12/52

By:	/s/ Robert L. Smith
Robert L. Smith, Trustee

/s/ Arthur O. Smith
Arthur O. Smith, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Arthur O. Smith Revocable 1976 Trust

By:	/s/ Margaret B. Smith
Margaret B. Smith, Trustee

/s/ Bruce M. Smith
Bruce M. Smith, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Arthur O. Smith III Family Trust dated 12/29/76 Mallon Family Trust Maria Lauren Smith Family Trust dated 12/27/79 Mark Dean Smith Family Trust dated 8/12/82 Dana K. Smith Family Trust dated 12/16/83

By:	/s/ Margaret B. Smith
Margaret B. Smith, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

A.O. Smith Family 1973 Trust f/b/o Arthur O. Smith III

A.O. Smith Family 1973 Trust f/b/o Maria L. Smith

A.O. Smith Family 1973 Trust f/b/o Mark D. Smith

A.O. Smith Family 1973 Trust f/b/o Dana K. Smith

A.O. Smith Family 1973 Trust f/b/o Tracy Aaron Mallon

By:	/s/ Margaret B. Smith
Margaret B. Smith, Trustee

/s/ Arthur O. Smith
Arthur O. Smith, Trustee

Address: 740 E. Bay Point Road Milwaukee, WI 53217-1350

Bruce M. Smith Family Trust u/a dated 6/01/72

By:	/s/ Robert L. Smith
Robert L. Smith, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Jessica A. Mallon Minority Trust dated 12/27/83

Robert A. Mallon Minority Trust dated 12/27/83

Tracy A. Mallon 1987 Trust dated 4/15/87

Lindsay Smith 1987 Trust dated 5/22/87

Megan Elizabeth Smith 1987 Trust dated 12/12/87

Jennifer Katherine Smith 1994 Trust dated 5/17/94

By:	/s/ A. O. Smith III
A. O. Smith III, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Theresa Marie Banghart 1999 Trust dated 12/06/99 Rebecca A. Banghart 1999 Trust dated 12/06/99

By:	/s/ Daniel M. Hess
Daniel M. Hess, Trustee

/s/ Elizabeth Smith
Elizabeth Smith, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Arthur Oliver Smith IV 1999 Trust dated 12/07/99 Elizabeth Carter Smith 1999 Trust dated 12/07/99 Katherine Lee Smith 1999 Trust dated 12/07/99

By:	/s/ Mark Dean Smith
Mark Dean Smith, Trustee

/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Roger Scott Smith Family Trust u/a dated 6/29/72 Nancy Smith Linzmeyer Family Trust u/a dated 9/27/73

By:	/s/ Daniel M. Hess
Daniel M. Hess, Trustee

Address: c/o Daniel M. Hess Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202

Confirmed as of the date
first above written:

SMITH INVESTMENT COMPANY

By: /s/ Bruce M. Smith

Name: Bruce M. Smith

Title: Chairman, President and CEO

A. O. SMITH CORPORATION

By:	/s/ James F. Stern

Name:	James F. Stern

Title:	Executive Vice President, General Counsel and Secretary